Exhibit 99.1

Contact:

Walter Parks

Chief Operating Officer

bebe stores, inc.

(415) 715-3900

bebe stores, inc.

Announces Second Quarter Earnings

BRISBANE, CALIF. – February 3, 2011 – bebe stores, inc. (NASDAQ:BEBE) today announced unaudited financial results for the second quarter ended January 1, 2011. In the second quarter of fiscal 2011, the Company closed the remaining 25 PH8 stores, with the entire PH8 division results being presented as discontinued operations for all periods herein.

Net sales from continuing operations for the second quarter of fiscal 2011 were $136.2 million, up 3.3% from $131.9 million reported for the second quarter a year ago. As previously reported, comparable store sales for the quarter ended January 1, 2011 were flat compared to a decrease of 22.5% in the prior year.

Gross margin from continuing operations as a percentage of net sales decreased to 37.1% in the second quarter of fiscal 2011, compared to 40.9% in the second quarter of fiscal 2010. The decrease in gross margin as a percentage of net sales from the prior year of 3.8% was primarily due to a decrease in initial mark-up and higher than anticipated mark-downs and promotions during December.

SG&A expenses from continuing operations for the second quarter of fiscal 2011 were $48.0 million, or 35.2% of net sales, compared to $44.0 million, or 33.4% of net sales for the same period of the prior year. SG&A expenses in the current quarter included $1.5 million of legal and employment settlement costs and $1.0 million of impairment charges and store closure costs. As a result of these charges, the current quarter’s EPS was reduced by approximately $0.02 net of income taxes.

The effective tax rate for the second quarter of fiscal 2011 was 41.4% compared to 36.1% in the second quarter of fiscal 2010. The low tax rate in the prior year second quarter was primarily due to various discrete items in the areas of depreciation and stock option adjustments.

Operating income from continuing operations for the second quarter of fiscal 2011 was $2.5 million or 1.8% of net sales, compared to $9.9 million or 7.5% of net sales for the same period of the prior year. During the quarter the company had net earnings from continuing operations of $1.6 million or $0.02 per share on 84.1 million diluted shares outstanding compared to $6.9 million or $0.08 per share on 86.8 million diluted shares outstanding for the same period of the prior year.

Net loss from discontinued operations for the second quarter of fiscal 2011 was $4.4 million or $0.05 per share on 84.1 million diluted shares outstanding, compared to a net loss of $4.4 million or $0.05 per share on 86.8 million diluted shares outstanding in the prior year fiscal second quarter. The Company expensed $2.2 million as expected future liabilities of the discontinued operations, which included a provision of $1.9 million related to lease termination costs.

Net sales from continuing operations for the year-to-date period ended January 1, 2011 were $251.5 million, up 1.0% from $249.0 million for the year-to-date period ended January 2, 2010. Comparable store sales for the year-to-date period ended January 1, 2011 decreased 2.3% compared to a decrease of 24.1% in the prior year.

Net earnings from continuing operations for the year-to-date period ended January 1, 2011 were $2.0 million compared to $5.7 million in the prior year. Earnings per share from continuing operations for the year-to-date period ended January 1, 2011 was $0.02 per share on 84.5 million diluted shares outstanding, compared to earnings per share of $0.07 per share on 86.8 million diluted shares outstanding in the prior year.

Net loss from discontinued operations for the year-to-date period ended January 1, 2011 was $5.8 million or $0.07 per share on 84.5 million diluted shares outstanding, compared to a net loss of $7.4 million or $0.09 per share on 86.8 million diluted shares outstanding in the prior year.

During the quarter ended January 1, 2011, the Company opened 2 bebe stores. For the reminder of the year we anticipate opening 2 bebe stores including our first shop-in-shop in Japan, 3 2b stores, including 1 conversion of a PH8 location, and closing up to 7 bebe stores, including the accessory store in San Francisco, resulting in a 2% square footage decrease from fiscal year ended July 3, 2010.

For the year-to-date period the Company’s capital expenditures were approximately $4.0 million and depreciation expense from continuing operations was approximately $11.0 million. Depreciation expenses for the year will be approximately $23 million.

For the third quarter of fiscal 2011, the Company currently anticipates comparable store sales in the negative mid-single digit range. Depending on actual sales and markdowns the net loss from continuing operations will be in the range of $0.02 – $0.06 per share based on 84 million weighted average shares outstanding versus a net loss from continuing operations of $0.01 per share based on 87 million weighted average shares outstanding in the third quarter of fiscal 2010. The guidance assumes that we incur a similar reduction in gross margin due to the decrease in initial mark-up as experienced in the fiscal second quarter of 2011. The Company is currently anticipating an effective tax rate of 40.0% for fiscal 2011.

The following table reflects the pre-tax results attributed to discontinued operations for the third and fourth quarters of fiscal 2010:

in ‘000s	Q3’10	Q4’10
Net sales	$5,607	$5,287
Gross margin	606	488
SG&A	5,441	6,394

Loss from discontinued operations	$(4,835)	$(5,906)

For the third quarter of fiscal 2011, the Company is currently planning finished goods inventory to increase in the range of mid to high teens on a per square foot basis compared to the decrease of 5.4% in the third quarter of fiscal 2010.

bebe stores, inc. will host a conference call today at 1:30 P.M. Pacific Time to discuss second quarter results. Interested parties are invited to listen to the conference by calling 1-866-893-0531. A replay of the call will be available for approximately one week by calling 1-800-642-1687 and entering in conference ID number 16895520. A link to the audio replay will be available on our web site at www.bebe.com following the conference call.

bebe stores, inc. designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe, BEBE SPORT, bbsp and 2b bebe brand names. bebe currently operates 252 stores, of which 215 are bebe stores and 37 are 2b bebe stores. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico and Canada. bebe also distributes and sells bebe branded product through both its subsidiaries and licensees in approximately 15 countries. In addition, bebe has an online store at www.bebe.com.

The statements in this news release and on our recorded message, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results. Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.

bebe stores, inc.

SELECTED BALANCE SHEET DATA

(UNAUDITED)

(Dollars in thousands)

	January 1, 2011	January 2, 2010
Assets

Cash and equivalents	$119,410	$102,874
Available for sale securities	63,165	49,738
Trading securities	—	72,182
Auction rate securities written put option	—	9,168
Inventories, net	29,989	30,381
Total current assets	245,826	296,607
Available for sale securities	77,158	114,382
Property and equipment, net	92,463	114,899
Total assets	$445,718	$557,069

Liabilities and Shareholders’ Equity

Total current liabilities	$49,912	$51,427
Total liabilities	91,371	99,375
Total shareholders’ equity	354,347	457,694
Total liabilities and shareholders’ equity	$445,718	$557,069

bebe stores, inc.

STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands except per share data and store statistics)

	For the Quarter Ended				For the Year-to-Date Period Ended
	Jan. 1, 2011%		Jan. 2, 2010%		Jan. 1, 2011%		Jan. 2, 2010%
Net sales	$136,209	100.0%	$131,851	100.0%	$251,465	100.0%	$248,990	100.0%

Cost of sales, including production and occupancy	85,743	62.9	77,932	59.1	154,368	61.4	150,335	60.4

Gross margin	50,466	37.1	53,919	40.9	97,097	38.6	98,655	39.6

Selling, general and administrative expenses	47,958	35.3	44,023	33.4	94,303	37.5	90,359	36.3

Operating income from continuing operations	2,508	1.8	9,896	7.5	2,794	1.1	8,296	3.3

Interest and other income, net	270	0.2	840	0.6	551	0.2	1,883	0.8

Income from continuing operations before income taxes	2,778	2.0	10,736	8.1	3,345	1.3	10,179	4.1

Income tax provision	1,150	0.8	3,872	2.9	1,390	0.5	4,520	1.8

Net income from continuing operations	1,628	1.2	6,864	5.2	1,955	0.8	5,659	2.3

Loss from discontinued operations	(4,355)	(3.2)	(4,424)	(3.4)	(5,835)	(2.3)	(7,401)	(3.0)

Net income (loss)	$(2,727)	(2.0)%	$2,440	1.8%	$(3,880)	(1.5)%	$(1,742)	(0.7)%

Basic earnings (loss) per share amounts:
Income from continuing operations	$0.02		$0.08		$0.02		$0.07
Loss from discontinued operations	(0.05)		(0.05)		(0.07)		(0.09)

	$(0.03)		$0.03		$(0.05)		$(0.02)

Diluted earnings (loss) per share amounts:
Income from continuing operations	$0.02		$0.08		$0.02		$0.07
Loss from discontinued operations	(0.05)		(0.05)		(0.07)		(0.09)

	$(0.03)		$0.03		$(0.05)		$(0.02)

Basic weighted average shares outstanding	84,035		86,663		84,385		86,715
Diluted weighted average shares outstanding	84,134		86,760		84,483		86,838

Number of stores open at beginning of period	276		307		298		308
Number of stores opened during period	2		2		4		4
Number of stores closed during period	25		0		49		3
Number of stores open at end of period	253		309		253		309

Number of stores expanded/relocated during period	0		0		3		0

Total square footage at end of period (000’s)	1,022		1,157		1,022		1,157